UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):            February 6, 2017

MUELLER WATER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
(Address of Principal Executive Offices)

(770) 206-4200
(Registrant's telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01.    Other Events.
On February 6, 2017, Mueller Water Products, Inc. (the “Company”) entered into an accelerated share repurchase agreement with Bank of America, N.A. (“BofA”) to repurchase $50 million of the Company’s outstanding common stock. On February 7, 2017, the Company will make a payment of $50 million to BofA, for which we are expected to receive an initial delivery of 2,919,708 shares of the Company’s outstanding common stock. These shares will be retired as soon as practical after receipt. The total aggregate number of shares of Company common stock repurchased pursuant to the agreement will be based generally on the average of the daily volume-weighted average prices of the Company’s common stock, less a fixed discount, over the term of the agreement. At final settlement, BofA may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of common stock or to make a cash payment, at its election, to BofA. The terms of the accelerated share repurchase agreement are subject to certain customary adjustments if the Company were to enter into or announce certain types of transactions or to take certain corporate actions.

The accelerated share repurchase is part of the board authorized program announced on January 9, 2017 to repurchase up to an aggregate $250 million of the Company’s outstanding common stock. Additional purchases by the Company under the remaining repurchase authority will depend on a number of factors, including prevailing market conditions, and may be made from time to time in open market purchases, privately negotiated transactions, additional accelerated share repurchase programs, issuer self-tender offers or otherwise, as determined by the Company’s management. The repurchases will be made in compliance with, and at such times as permitted by, federal securities law and may be suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 6, 2017	MUELLER WATER PRODUCTS, INC.

	By:	/s/ Evan L. Hart
Evan L. Hart
Senior Vice President and Chief Financial Officer